Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-198381, 333-191973, 333-191972, 333-179218, 333-171874, 333-164516, 333-164515 and 333-149547) of Cree, Inc. of our report dated August 9, 2016, with respect to the consolidated statements of financial position of Lextar Electronics Corporation and subsidiaries as of December 31, 2015 and 2014 and the related consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, which report appears in the June 26, 2016 Annual Report on Form 10-K of Cree, Inc.

/s/ KPMG

Taipei, Taiwan (the Republic of China)

August 22, 2016